WELLS FARGO Student Loan Business

Presentation to Investors Barcelona, Spain June 10, 2007

Disclaimer

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This presentation may include forward-looking statements about Wells Fargo. Broadly speaking, forward-looking statements include: projections of revenues; income; earnings per share; capital expenditures; dividends; capital structure; credit quality or other financial items; descriptions of plans or objectives of management for future operations; products or services; including pending acquisitions; forecasts of future economic performance; and, descriptions of assumptions underlying or relating to any of the foregoing.

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Forward-looking statements discuss matters that are not facts, and often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project”, “target,” “will,” “can,” “would,” “should,” “could” or “may.” You should not unduly rely on forward-looking statements. They give our expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes that occur after the date they are made.

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Wells Fargo Student Loans Receivables I, LLC (the "depositor") has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-835-1033.

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This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy any securities where such offer, solicitation or sale is not permitted.

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The information in this free writing prospectus is preliminary. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.

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Wells Fargo & Company
Presentation Outline

Page

Overview of Wells Fargo

4 - 6

Consumer Finance Business

7 - 8

Overview of Education Financial Services

EFS History

10

EFS Vision and Customer Commitment

11

Servicing Operations

12

Student Loan Market Overview

13 - 15

EFS Market Share

16 - 18

Securitization Strategy

19

Appendix

20

Wells Fargo Consumer Credit Group  3

Wells Fargo & Company
Highlights

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5th Largest (based on 2006 assets)

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#41 on the Fortune 500 in Revenue

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Headquarters: San Francisco, California

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6,000+ stores throughout the U.S.

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Web site:   www.wellsfargo.com

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Wells Fargo Bank, N.A. Debt Rating Summary:

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Long-term -   AAA/Aaa       Standard & Poor’s/ Moody’s

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Short-term -   A-1+/ P-1      Standard & Poor’s/ Moody’s

Wells Fargo Consumer Credit Group  4

Wells Fargo & Company
Recognition

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FORTUNE   America's “Most Admired” Large Bank

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Moody's Investors Service   “Aaa” credit-rated U.S. bank

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Standard & Poor's Ratings Services   Only bank in the U.S. to be rated “AAA”

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Barron's   Ranked 12th most admired company in the world

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BusinessWeek   Among top 25 Best Places to Launch a Career

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Forbes   Ranked 5th Most Generous Corporate Foundation

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Working Mother Magazine   Among 100 best companies for working mothers

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Diversity Inc.   Among top 20 companies in all industries for diversity

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LATINA Style   Among top 50 U.S. companies for Latinas

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Points of Light Foundation   Excellence in Workplace Volunteer Programs

Wells Fargo Consumer Credit Group  5

Wells Fargo Home & Consumer Finance Group

Wells Fargo & Company

Wells Fargo Home & Consumer Finance Group (HCFG)

Wells Fargo Home Mortgage (WFHM)	Wells Fargo Consumer Credit Group (CCG)	Wells Fargo Financial (WFF)	Wells Fargo Corporate Trust (CTS)

• Prime and Nonprime Mortgages	• Wells Fargo Home Equity 2nd Lien Loans and Lines • Wells Fargo Education Financial Services – Student Loans • Other Non-Real Estate Loans	• Primarily Nonprime Mortgages • Prime and Nonprime Auto Loans • Other Consumer Finance Loans

Wells Fargo Consumer Credit Group  6

Wells Fargo CCG

Business Overview

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Consumer Credit Group (CCG) Today

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 Portfolio encompasses four lines of business

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Organized as National Home Equity Group in 1998

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2002 – Personal Credit Management (PCM) joined the group

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2004 – Added Corporate Trust Services (CTS)

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2006 – Education Financial Services (EFS) becomes part of CCG

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Headquartered in San Francisco

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 8 Fulfillment and 2 Servicing sites located outside California

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Double-digit portfolio growth

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Portfolio $11 Billion in 1998 – $96 Billion in 2006

Wells Fargo Consumer Credit Group  7

Wells Fargo CCG

Business Overview

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Customer Households – 4 million

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Team Members – 8,000

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Nationwide Distribution

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Banking Stores

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Wells Fargo Home Mortgage Distributed Retail & Centralized Sales

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Wells Fargo Home Mortgage Institutional Lending - Wholesale & Correspondents

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Direct-to-Consumer via Internet & Wells Fargo Phone BankSM centers

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Market Leader (as of end of 2006)

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Home Equity – 13.4% Originations Market Share in Footprint

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#2 behind Bank of America per DataQuick

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Home Equity – 7.7% National Portfolio Market Share*

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#3 behind Bank of America and JPM/Chase

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PCM – #1 Lender in Footprint States*

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EFS – #5 National Student FFELP Lender for 2005 (www.FSA.gov)

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CTS – #1 Mortgage Backed Securities Trustee

*Source: Internal Data as of EOY 2006

Wells Fargo Consumer Credit Group  8

WELLS FARGO STUDENT LOAN BUSINESS

Education Financial Services

Education Financial Services
History

1968	First student loan made by Northwestern National Bank of Sioux Falls

1985	Norwest Bank South Dakota selected as the exclusive lender for Norwest Corporation and student loan division created

1994	Strategic decision made to change business plan to invest in the business and retain loans in portfolio

1998	Wells Fargo/Norwest merger expands market opportunities

2000	Servus Financial Corporation acquired to expand private loan products

2001	Achieved net income milestone

2006	$13 billion in loan assets achieved

Wells Fargo Consumer Credit Group  10

Education Financial Services
Vision and Customer Commitment

Be the best provider of education financial solutions for our customers – students, families and schools – while meeting the profitability expectations of our shareholders

Our Commitment

To Students/Families:

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We will be trusted advisors to you (students and families).

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We will offer the right solutions to meet your education borrowing and transaction needs.

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We will recognize and reward you.

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We will make it easy for you to do business with us.

To Schools:

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We will offer students and their families a full range of products and services.

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We will provide you and your students world-class service.

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We will offer competitive pricing.

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We will be advocates for students and their families.

Wells Fargo Consumer Credit Group  11

Education Financial Services
Servicing Operations

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Office Locations

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Sioux Falls, South Dakota

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St. Paul, Minnesota

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800 Team Members

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2006 Servicing Statistics

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$13 billion loan assets

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1+ million customers

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DOE Designated Exceptional Performer

▪ Servicing Functions – Origination • Processing • Funding – Loan Servicing • Payment processing • Consolidation processing • Claim processing – Collections Servicing • Collections • Recoveries

Wells Fargo Consumer Credit Group  12

Total Student Loan Origination Volume is Expected to Continue Strong Growth into the Next Decade

FY - Federal Fiscal Years end Sept. 30th

Source:  College Board, Trends in Financial Aid 2006; www.collegeboard.com

Wells Fargo Consumer Credit Group  13

Origination Growth Driven by the Increased Cost of College Education and Student Borrowing Needs

Higher Education Costs	Increasing Average Total Loan Aid Per Full Time Equivalent Student

Tuition Trends 1990 - Current	Loan Volumes and Average Loan Amount

Source: College Board ‘Trends in College Pricing: 2005’, Table 3b.	Source: College Board ‘Trends in Student Aid: 2005’, Tables 2 and 7b.

Wells Fargo Consumer Credit Group  14

Loan Demand Also Driven by Increasing Number of Students and the Changing Demographics of Students

Increasing Number of New Students	Increasing Percentage of Non-traditional Students

Enrollment Trends at Degree Granting Institutions	Changing Enrollment Demographics

Source: NCES Education Statistics 2004, Table 173.	Source: NCES Education Statistics 2004, Table 172.

Wells Fargo Consumer Credit Group  15

Education Financial Services Market Share
EFS is Well Positioned to Grow with the FFELP Segment

*Source: 2005OriginatorPublicReportupdated.xls, Dept. of Education OPE;  FFELP originations exclude Consolidation loans

Wells Fargo Consumer Credit Group  16

Education Financial Services Market Share
EFS is Well Positioned to Grow with the Private Segment

* Source: College Board Trends in Financial Aid 2006 for total; Edgar filings for FMD, SLM, SLC www.sec.gov; www.accessgroup.org

Wells Fargo Consumer Credit Group  17

Education Financial Services Market Share
EFS Offers the Full Range of Student Loan Products

These include the standard FFELP loan products:

Stafford

Both subsidized and unsubsidized

PLUS

Parent loan products

Grad-PLUS

Graduate student PLUS loan

Consolidation

FFELP consolidation

As well as, private products that meet students’ needs:

Collegiate

For undergraduate and graduate students

MedCAP

Loan for medical students in school and during residency

Connection

Non-school certified loan/DTC product option

Consolidation

Private consolidation option for education debt

Wells Fargo Consumer Credit Group  18

Education Financial Services
How Asset Sales Fit Into The Securitization Strategy

EFS Sales Program Description

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Wells Fargo EFS is committed to a programmatic issuance
of student loan backed securities

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Anticipated frequency will be 1-2 transactions per year

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Size of a typical transaction is anticipated to be $800+ million

EFS Sales Program Goals

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Manage EFS balance sheet concentration

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Diversify funding sources

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Monetize assets with lower portfolio returns

Wells Fargo Consumer Credit Group  19

APPENDIX

Proposed Legislation

Proposed Legislation	Impact to Students	Impact to Lenders
Kennedy’s College Aid Proposal	▪ Increases Pell Grants, reduces student loan interest rates, caps loan payments and provides for loan forgiveness

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Decreases SAP rates by 0.60% percent (0.40% for non-profits)

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Lowers guaranty rate to 85% from 97%

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Eliminates "Exceptional Performer" lender status

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Increases lender origination fees from 0.50% to 1.00%

President’s 2008 Budget

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Increases loan limits for subsidized Stafford Loans from $5,500 to $7,500 for third and fourth year students

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Increases funding amounts provided to first year students from $750 to $1,125 and to second year from $1,300 to $1,950

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Decreases SAP rates by 0.50% percent

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Lowers guaranty rate to 95% from 97%

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Reduction in “exceptional performer” reimbursement to 97% from 99%

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Increases lender origination fees on consolidation loans from 0.50% to 1.00%

Student Aid Reward Act of 2007	▪ Provides additional grant money to schools utilizing the more efficient of the two student loan programs (FFELP or FDLP)

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Institutions receiving a Student Aid Reward Payment would be bound to continue operating under the program that resulted in the award for a period of five years

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Budget scoring process ignores expense associated with the administration of the FDL Program

College Student Relief Act of 2007	▪ Will make prorated cuts (over the next five years) in the interest rate for subsidized undergraduate student loans ▪ The first interest rate reduction will be effective on 7/1/07

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Decreases SAP rates by 0.10% Increases lender origination fees from 0.50% to 1.00% Eliminates "Exceptional Performer" lender status

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Lowers guaranty rate to 95% from 97%

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Increases consolidation rebate to 1.30% for portfolios of >90% consolidation loans

Student Loan Sunshine Act	▪ Borrowers will be able to see the terms of lending arrangements with schools

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Will restrict gift-giving from lenders to college employees who participate in the FFELP

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Requires lenders with direct-to-consumer private loans to make additional borrower disclosures and to notify the school before they disburse a loan >$1,000

Student Debt Relief Act of 2007

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Provides loan forgiveness options to borrowers in specific public service jobs who are in repayment for ten years

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Borrowers will be able to “reconsolidate” their consolidation loans and will again become eligible to consolidate while enrolled in school

▪ Potential loss of existing consolidation loans due to reconsolidation provisions

Source: Higher Education Services Corporation

Wells Fargo Consumer Credit Group  21

FFELP Overview
Collateral

Government Guaranteed Collateral

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Loans are originated under the Federal Family Education Loan Program (FFELP).

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Properly serviced FFELP student loans are entitled to at least a 97% guarantee from the US Department of Education (ED), when a student loan servicer is designated as an Exceptional Performer the loans are guaranteed at 99% of principal plus interest.

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Guaranty agencies act as clearinghouses to pay claims for ED, however the ultimate credit risk lies with the US Government.

Government Subsidized

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Stafford, PLUS and consolidation loan borrowers pay a fixed rate of interest.

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Special Allowance Payment (SAP) ensures holders of FFELP student loans receive a market rate of return even as interest rates fluctuate. In the past, lenders were entitled to keep student loan floor income, i.e. the excess of the borrower’s interest payments over SAP payments. Beginning with loans disbursed on or after April 1, 2006, the US Government requires the holder of the loan (i.e. Wells Fargo) to rebate any excess of the borrower interest rate over the SAP rate.

Repayment Features

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Stafford and PLUS generally have a term of 10 years.

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Multiple Stafford and PLUS loans can be consolidated into one loan with a longer term (10-30 year repayment), with a fixed interest rate to the borrower.

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If returning to school or suffering financial hardship, borrowers have the option to defer payments while interest continues to accrue.

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